Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 12, 2021 relating to the financial statements of Zillow Group, Inc. as of and for the year ended December 31, 2020 and the effectiveness of Zillow Group, Inc.’s internal control over financial reporting as of December 31, 2020, appearing in Zillow Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

February 17, 2021